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                                                                     Exhibit 8.1
                  [Fried, Frank, Harris, Shriver & Jacobson]


                                            February 11, 2000


Splitrock Services Inc.
9012 New Trails Drive
The Woodlands, TX 77381

Ladies and Gentlemen:

      We are acting as your counsel in connection with (1) the proposed merger of Splitrock Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Splitrock Holdings, Inc. ("Holdco"), a wholly owned subsidiary of Splitrock Services, Inc. ("the Company"), with and into the Company with the separate corporate existence of Merger Sub ceasing and the Company continuing as the surviving corporation (the "Holdco Merger") followed by (2) the proposed merger of Southside Acquisition Corporation ("Acquiror Sub"), a wholly owned subsidiary of McLeodUSA Incorporated ("McLeodUSA" or the "Acquiror"), with and into Holdco with the separate corporate existence of Acquiror Sub ceasing and Holdco continuing as the surviving corporation (the "Merger," and together with the Holdco Merger, the "Mergers"). The Mergers will be consummated pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 11, 2000, by and among Acquiror, Acquiror Sub, the Company, Holdco and Merger Sub (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

      McLeodUSA has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to McLeodUSA common stock to be issued in connection with the Merger. In addition, McLeodUSA has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") which is contained in and made a part of the Registration Statement, and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and representations stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate.




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Splitrock Services, Inc.
February 11, 2000
Page 2

        We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

        Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Federal Income Tax Consequences," the portion of the Joint Proxy Statement captioned "Federal Income Tax Consequences" constitutes an accurate summary of the matters described therein in all material respects. No opinion is expressed on any matters other than those specifically referred to herein.

        This opinion is furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an annex to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                        Very truly yours,


                                   /s/ Fried, Frank, Harris, Shriver & Jacobson
                                   --------------------------------------------
                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON